Manulani Inaugural Voyage Press Conference
                                 Presentation by
                                  Jim Andrasick
                                President and CEO
                            Matson Navigation Company
                                  June 28, 2005

While this is the third consecutive year we have had a press conference in conjunction with the inaugural voyage of a new Matson containership, it is still a cause for celebration as it marks yet another milestone in both Matson's fleet replacement program and the future of Hawaii's shipping lifeline to and from the U.S. Mainland. Today's presentation will focus primarily on the Matson fleet, underscoring what our investment in four new containerships means for Hawaii, how the vessels will be deployed in a new Hawaii-Guam-China service in 2006, and why we plan to convert two of our largest vessels currently deployed in our Guam service to combination ro-ro/containerships following their entry into the Hawaii trade next year. In addition, we want to discuss briefly issues pertaining to Hawaii's harbors and the new entity that has been formed to address these issues. While Matson's service today encompasses far more than merely port to port ocean transportation services, it is important that businesses and consumers alike understand the value of Matson's investments in new ships and added capacity in ensuring the state is served by modern, reliable and efficient ocean transportation services - a theme that is part of a new ad campaign that was launched this year, called "Brought to you by Matson."

Keeping Hawaii's Lifeline Modern, Reliable
First of all, the new MV Manulani - which is Hawaiian for `heavenly bird' -- is the third of four new ships built for Matson by Kvaerner Philadelphia Shipyard, Inc. (KPSI). In total, the new ships represent an investment of over $500 million, more than any other Jones Act carrier serving any market. With their more fuel-efficient diesel engines, state-of-the art shipboard technology and a number of "green" environmentally friendly design elements, these four new ships will provide Hawaii with a strong, modern, reliable lifeline to and from the U.S. Mainland. With the addition of the two newest vessels, the average age of Matson's active containership fleet will be a relatively young 14 years. As replacement vessels, the Manulani and its sisterships complement the versatile Matson fleet, which includes containerships, combination container/ro-ro ships, a dedicated ro-ro vessel and four specially designed barges for Hawaii's Neighbor Islands and the Mid-Pacific. It is Matson's ongoing philosophy to modify and enhance our fleet to meet the changing needs of our customers.

American-Built Vessels at a Good Value for Hawaii, U.S.
The four new KPSI ships are designed to carry the wide range of commodities needed to support Hawaii's economy and has ample capacity for "big boxes," 40, 45 and even 53-foot containers. As U.S. Jones Act vessels, Matson's new ships are beneficial to both Hawaii and the U.S. Merchant Marine. The Manulani joins the U.S. Jones Act fleet of over 44,000 vessels serving U.S. domestic waterways. As with similar laws that apply to domestic commerce, such as those for airlines, railroads and trucking companies, the Jones Act ensures that the country is served by a strong U.S. Merchant Marine that supports the nation both economically and in times of national emergencies. The U.S. Jones Act fleet not only provides important jobs for American shipyard workers and seafarers, it ensures that U.S. domestic ocean carriers comply with U.S. law, including environmental regulations and labor laws, and pay U.S. taxes. Another important issue is national security--a concern that has become unfortunately very real to each and every one of us in recent times. It is important to understand that all Jones Act ships, containers, equipment, terminals, cargo tracking systems and employees who operate these systems will be made available to the U.S. military in times of emergency. It is vital that Americans control Hawaii's lifeline to and from the Mainland - not foreign governments.

As while the price tag of American-built Jones Act vessels are higher than ships built in international yards, Matson has been able to purchase these new ships at a relatively low cost. The first two ship purchase at $107 million each was a particularly good value as it was the first commercial contract for KPSI, with Matson being rewarded for selecting a shipyard without a proven track record in shipbuilding. The third and fourth vessels cost Matson approximately $315 million, making the four ship average cost at $132 million. While this is still a significant cost per ship, it is very reasonable when compared to the $150 million cost of Matson's MV R. J. Pfeiffer in 1992. In addition, another Jones Act carrier, TOTE, recently built two new ships for the Alaska trade at $175 million each.

New Guam-China Service Commencing in 2006
The addition of the Manulani to the Matson fleet, along with the remaining KPSI vessel currently under construction, will allow Matson to launch a new Guam replacement service in February 2006, when our existing 10 year agreement with APL expires. The new five ship service will include all four of Matson's new KPSI containerships and the MV R. J. Pfeiffer, utilizing the company's most modern, fuel efficient vessels. The new service will begin in Long Beach and will include stops in Hawaii, Guam, and two ports in China, from where it will sail directly back to Long Beach.

The new service will reaffirm Matson's commitment to serving Guam for decades to come. Matson will provide Guam with day of the week service and will maximize reliability by deploying our newest vessels to the U.S.'s western-most territory. In addition to Guam, Matson has extended its expertise in supporting island economies to the neighboring islands of Saipan, Tinian, Rota, Yap, Chuuk, Pohnpei, Kosrae and Palau. Beyond working with customers on day-to-day business activities, Matson has endured typhoons and supertyphoons with the Guam community, and done our best to demonstrate resiliency and responsiveness during times of crisis. As is also true in Hawaii, Matson has done its part to give back to the people of Guam through community service efforts. Virtually all of Matson's employees in Guam are involved in a wide range of community efforts. Last year, we were proud to have a leadership role in supporting the First Lady' Joann Camacho's effort to return Guam's Bookmobile to service as part of her reading advocacy program. We are equally proud that Governor Felix Camacho and the First Lady were honored guests at the Manulani's recent christening in Philadelphia, where, as the vessel's sponsor, Mrs. Camacho successfully broke the traditional bottle of champagne against the ship's hull on her first swing.

In addition to benefiting Hawaii and Guam, these new ships provide Matson with an opportunity to expand its service offerings to China, beginning in February 2006. Matson's five most modern, fuel efficient vessels will be deployed in the weekly service, which will include two port calls in China, Ningbo and Shanghai. It's an exciting new venture for Matson and unusual for a Jones Act carrier. Matson will be unique in that it will carry U.S. Jones Act cargo westbound and export cargo from China to the U.S. Mainland eastbound. We anticipate moving approximately 50,000 containers from China annually with revenue in the $100 million range. Matson will offer premium service with competitive transit times in the China/Long Beach market. Matson's dedicated terminal facility in Long Beach will provide customers with fast, efficient gate and yard operations, avoiding many port congestion issues experienced by large, multi-user international container terminals. Matson will offer customized service distinguished by industry leading customer service capabilities. In addition, the Matson subsidiary, Matson Integrated Logistics, can help expedite shipments to virtually any inland U.S. destination. While the new service is a fresh undertaking for the company, it marks a return of sorts. In the late 1960s, Matson introduced containerization to the Far East, particularly Japan. We are confident that this latest undertaking will have an equally proud place in Matson's history.

A&B President and CEO Allen Doane and I recently returned from a Hawaii trade mission to China, led by Governor Linda Lingle. While the experience was memorable and the mission was successful in a number of areas, we were especially pleased to realize that there is a lot of "aloha" for Hawaii in China. It was very clear that the Chinese feel very positively about Hawaii and Matson's long history with the Islands.

Integration of C-9 Vessels into Hawaii Service/Adding Ro-Ro Capacity
With the start up of Matson's new Guam-China service, Matson's three C-9s that are currently deployed in our Guam alliance service with APL will be integrated into our Hawaii service fleet. Our current plan is to convert two of the ships to combination ro-ro/containerships. The C-9s provide Matson with a unique opportunity, as they are the largest vessels in our fleet and are diesel-powered, making them more fuel efficient. By adding garage capacity, the combination vessels will provide the most economical method of shipping vehicles, with one vessel transporting the equivalent capacity of two ships in our service today.

Matson currently has two combination ro-ro/containerships, the SSs Matsonia and Lurline, and charters one dedicated ro-ro vessel, S.S. Great Land. With the conversions, each of the C-9s will have ro-ro capacity equal to the Great Land, approximately 1,000 vehicles. In addition, the ship's container capacity will be comparable to Matson's C-8s or the R. J. Pfeiffer, approximately 2,200 TEUs.

The plan is part of multi-phase program that began in 2003 is designed to provide our auto customers with the two service features they prefer: frequency of service and ro-ro capacity. When we launched the program in January 2003, Matson's Hawaii service fleet had an annual ro-ro capacity for 16,000 vehicles. By chartering the Great Land and adding an above deck garage on the Lurline that capacity increased to 52,000. When the C-9 conversions are complete, Matson will have ro-ro capacity for over 80,000 vehicles. This additional ro-ro capacity, along with our competitor's new car carrier, will be able to accommodate all the vehicles presently shipped to and from Hawaii in the industry-preferred ro-ro method.

In addition, by having four combination ro-ro/containerships in our fleet, Matson will be able to offer twice weekly ro-ro service from all West Coast ports. The Matsonia and Lurline will also continue to make direct calls to Maui and the Big Island and the ro-ro barge Waialeale will continue to complement those calls with its dedicated Neighbor Island ro-ro service.

With our fleet of active Hawaii service vessels, as well as reserve ships, Matson is fully capable of ensuring reliability for all of our customers, including the auto market. If a Matson ship needs to be temporarily taken out of service, we have enough reserve capacity to prevent any disruption or delay in our scheduled service. Thus, we are able to offer the most premium service in the Hawaii trade, offering full ro-ro capacity, frequency, and reliability.

Continued support of virtually all of major auto manufacturers
While a new competitor has entered Hawaii's auto market this year, Matson is particularly gratified that it has continued to receive the support of virtually all of the major auto manufacturers. Matson recently reached new multi-year agreements with Ford Motor Company and General Motors for the carriage of their vehicles to Hawaii. While the specifics of the agreements are confidential, they encompass service to all of Hawaii, including the Neighbor Islands. The Ford agreement includes Volvo Cars, Jaguar and Land Rover. In addition to these agreements, Matson has multi-year agreements with Dollar Thrifty Group, BMW, Mercedes Benz, Toyota and Nissan.

We are also proud of the fact that our efforts have been formally recognized by these valued customers. In 2004, Ford honored Matson with its prestigious Q1 award. This past April, Toyota presented Matson with its 2004 Toyota Logistics Partners Excellence Award for marine services on-time performance.

We are also continuing to invest in new auto tracking technology and improving our web based services for this important customer base. Our web site has a special section for individuals shipping vehicles called "Ship Matson for the Wheels You Love." The web site has been designed for the average consumer with easy 1-2-3-4 steps in booking a vehicle. We also have remained price competitive in this market.

Hawaii Harbors Issues
[Pending]

Ka Ipu `Aina Passes Milestone of 100 Cleanups in Hawaii
Earlier this year, Matson's environmental program, Ka Ipu `Aina, passed the milestone of 100 cleanup events throughout the state of Hawaii. Launched in May 2001, the program offers Hawaii's non-profit organizations incentives for conducting environmental cleanup efforts. Matson donates the use of a container for the cleanups, provides trucking drayage services to and from the site, pays any costs associated with disposal and makes a $1,000 donation to the respective non-profit when the cleanup initiative has been successfully completed.

In the past four years, a total of 106 cleanups have been conducted throughout the state, with Matson donating $106,000 to various non-profits. Examples of organizations that have participated in the program are Malama O Puna, Recycle Hawaii, Camp Mokuleia, Kahekili Soccer Club, Kalihi YMCA, American Lung Association of Hawaii, Lihue Pop Warner Little Scholars, Inc. and Mokihana Aquatics. Regions that have benefited from an environmental perspective from the program include Kalihi Valley/Stream, Manoa Stream/Park, Kalaeloa Campground, Kawainui Marsh, Sandy Beach, Kewalo Basin, He'eia Kea Boat Launch/Park and Pearl Harbor Bike Way.

New Ad Campaign on Hawaii's Airwaves:  "Brought to you by Matson"
And finally, I would to close today's presentation with a look our current ad campaign. For the first time in nearly 25 years, Matson has launched a TV advertising campaign that highlights the committed service Matson provides to Hawaii businesses and consumers alike. Entitled, "Brought to you by Matson," this integrated campaign, which includes radio and print media, aims to extend our brand reach, remind our customers and the public of the strong value that Matson brings to Hawaii, and present a friendlier image of our company. The series shows a number of examples of commodities Matson ships and includes a reminder that Matson is "Hawaii's Shipping Expert." The pencilmation approach illustrates in a relatively fun, light manner the range of goods Matson ships - providing a broader awareness in the Islands of the role ocean transportation has in delivering virtually everything that is needed to support the state's economy. The two examples I will show today feature an elephant in the Honolulu Zoo and Peter Piper's personal vehicle. [Show two TV commercials]

I would now like to open the floor to any questions. I will also be available for any one on one interviews for the next half hour.



-------------------------------------------------------------------------------